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                               [LETTERHEAD]


           CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors
Innovus Corporation

We have issued our report dated February 21, 1996 on the consolidated statement of operations, stockholders' equity (deficit) and cash flows of Innovus Corporation and Subsidiary as of December 31, 1994, which are included in the Form 10-K of Innovus Corporation dated December 31, 1996. We consent to the incorporation by reference of our report in the Registration Statement of Innovus Corporation on Form S-3. We also consent to the statements with respect to us as appearing under the heading of "Experts" in the Registration Statement.

                                       HANSEN, BARNETT & MAXWELL

Salt Lake City, Utah
April 11, 1997